Exhibit 99.1

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2010

JERICHO, NY, October 26, 2010 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the quarter and nine months ended September 30, 2010.

Net earnings for the quarter ended September 30, 2010 increased by $1.2 million to $13.4 million, as compared to $12.2 million for the quarter ended September 30, 2009. Net earnings for the nine months ended September 30, 2010 increased by $3.5 million to $39.2 million, as compared to $35.7 million for the nine months ended September 30, 2009. Earnings from continuing operations for the quarter ended September 30, 2010 increased by $2.8 million to $13.5 million, as compared to $10.7 million for the quarter ended September 30, 2009. Earnings from continuing operations for the nine months ended September 30, 2010 increased by $6.9 million to $37.7 million, as compared to $30.8 million for the nine months ended September 30, 2009. The results of discontinued operations, primarily comprised of gains on dispositions of real estate, was a loss of $0.2 million for the quarter ended September 30, 2010 as compared to earnings of $1.5 million for the quarter ended September 30, 2009. Earnings from discontinued operations were $1.5 million for the nine months ended September 30, 2010 as compared to $4.9 million for the nine months ended September 30, 2009.

The $2.8 million and $6.9 million increases in earnings from continuing operations for the quarter and nine months ended September 30, 2010, respectively, as compared to the respective prior year periods, were principally due to increased rental income and net reductions in operating expenses. The $1.7 million and $3.4 million decreases in earnings from discontinued operations for the quarter and nine months ended September 30, 2010, respectively, as compared to the respective prior year periods, were principally due to lower gains on dispositions of real estate.

During the second quarter of 2010, the Company completed a public stock offering of 5.2 million shares of common stock. The $108.2 million net proceeds from the offering was used in part to repay a portion of the outstanding balance under the Company’s revolving credit facility and the remainder is available for general corporate purposes.

Funds from operations, or FFO, increased by $2.3 million to $15.7 million for the quarter ended September 30, 2010, and increased by $5.9 million to $44.8 million for the nine months ended September 30, 2010, as compared to $13.4 million and $38.9 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $2.5 million to $15.4 million for the quarter ended September 30, 2010, and increased by $4.8 million to $43.8 million for the nine months ended September 30, 2010, as compared to $12.9 million and $39.0 million for the respective prior year periods. Certain items, which are included in the increases in net earnings, are excluded from the increases in FFO and AFFO. The increases in FFO for the quarter and nine months ended September 30, 2010 were primarily due to the increases in net earnings discussed above and further below but exclude decreases in depreciation and amortization expense and decreases in gains on dispositions of real estate. The increases in AFFO for the quarter and nine months ended September 30, 2010 also exclude non-cash adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis over the current lease term, net amortization of above-market and below-market leases and recognition of rental income under a direct financing lease using the effective interest rate method which produces a constant periodic rate of return on the net investment in the leased property (the “Revenue Recognition Adjustments”) which cause the Company’s reported revenues from rental properties to vary from the amount of rent payments contractually due or received by the Company during the periods presented.  The increase in AFFO for the nine months ended September 30, 2010 also excludes impairment charges recorded in 2009. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

The calculations of net earnings per share, FFO per share, and AFFO per share for the three and nine months ended September 30, 2010 were impacted by increases in the weighted average number of shares outstanding as a result of the issuance of 5.2 million shares of common stock in May 2010. The weighted average number of shares outstanding used in the Company’s per share calculations increased by 5.2 million shares, or 20.9%, and 2.5 million shares, or 10.2%, for the three and nine months ended September 30, 2010, as compared to the respective prior year periods. Accordingly, the percentage or direction of the changes in net earnings, FFO and AFFO discussed above may differ from the changes in the related per share amounts. Diluted net earnings per share decreased by $0.04 per share to $0.45 per share for the quarter ended September 30, 2010, as compared to $0.49 per share for the quarter ended September 30, 2009. Diluted net earnings per share was $1.44 per share for the nine months ended September 30, 2010 and 2009. Diluted FFO per share decreased by $0.01 per share for the quarter ended September 30, 2010 and increased by $0.07 per share for the nine months ended September 30, 2010 to $0.53 per share and $1.64 per share, respectively, as compared to $0.54 per share and $1.57 per share for the respective prior year periods. Diluted AFFO per share was $0.52 per share for the quarters ended September 30, 2010 and 2009, and increased by $0.04 per share for the nine months ended September 30, 2010 to $1.61 per share, as compared to $1.57 per share for the nine months ended September 30, 2009.

Revenues from rental properties included in continuing operations increased by $1.2 million for the quarter ended September 30, 2010, and $4.3 million for the nine months ended September 30, 2010 to $22.0 million and $66.2 million, respectively, as compared to $20.8 million and $61.9 million for the respective prior year periods. Rent received increased by $1.4 million for the quarter ended September 30, 2010 to $21.7 million and by $4.3 million to $65.2 million for the nine months ended September 30, 2010, as compared to the respective prior year periods. The increases in rent received were primarily due to rental income from the thirty-six properties acquired from, and leased back to, White Oak Petroleum in September 2009 and, to a lesser extent, due to rent escalations, partially offset by the effect of dispositions of real estate and lease expirations. Rental revenue includes Revenue Recognition Adjustments which increased rental revenue by $0.3 million and $0.5 million for the quarters ended September 30, 2010 and 2009, respectively, and increased rental revenue by $0.9 million and $1.0 million for the nine months ended September 30, 2010 and 2009, respectively.

Impairment charges of $1.1 million recorded in the nine months ended September 30, 2009 were attributable to general reductions in real estate valuations in 2009 and, in certain cases, by the removal or scheduled removal of underground storage tanks by Getty Petroleum Marketing Inc., the Company’s largest tenant. There were no impairment charges recorded in the quarters ended September 30, 2010 and 2009 and the nine months ended September 30, 2010.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended September 30, 2010 decreased by $1.0 million to $1.0 million, as compared to $2.0 million for the prior year quarter. The decrease in net environmental expenses for the quarter ended September 30, 2010 was primarily due to a lower provision for estimated environmental remediation costs, which decreased by $1.1 million to $0.5 million for the quarter ended September 30, 2010, as compared to $1.6 million recorded for the quarter ended September 30, 2009. Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the nine months ended September 30, 2010 decreased by $1.8 million to $3.9 million, as compared to $5.7 million recorded for the prior nine month period. The decrease in net environmental expenses for the nine months ended September 30, 2010 was primarily due to a lower provision for estimated environmental remediation costs, which decreased by $1.0 million to $2.4 million for the nine months ended September 30, 2010, as compared to $3.4 million recorded for the nine months ended September 30, 2009, and lower litigation loss reserves and legal fees, which decreased by an aggregate $0.8 million to $0.9 million for the nine months ended September 30, 2010, as compared to $1.7 million for the nine months ended September 30, 2009. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

General and administrative expenses increased by $0.1 million to $1.8 million for the quarter ended September 30, 2010, and by $0.9 million to $6.0 million for the nine months ended September 30, 2010, as compared to $1.7 million and $5.1 million for the respective prior year periods. The increases in general and administrative expenses were principally due to higher employee compensation and benefit expenses.

Depreciation and amortization expense included in continuing operations decreased by $0.2 million to $2.4 million for the quarter ended September 30, 2010 and by $0.7 million to $7.2 million for the nine months ended September 30, 2010, as compared to $2.6 million and $7.9 million for the respective prior year periods. Depreciation expense decreased in the 2010 periods as compared to the 2009 periods due to the effect of certain assets becoming fully depreciated, lease terminations and property dispositions partially offset by depreciation charges related to properties acquired.

Interest expense decreased by $0.1 million to $1.1 million for the quarter ended September 30, 2010 and increased by $0.3 million to $3.9 million for the nine months ended September 30, 2010, as compared to $1.2 million and $3.6 million for the respective prior year periods. The decrease in interest expense for the quarter ended September 30, 2010 was due to lower average borrowings outstanding, partially offset by higher weighted average effective interest rates. The increase in interest expense for the nine months ended September 30, 2010 was due to higher weighted average effective interest rates partially offset by lower average borrowings outstanding.

David Driscoll, Getty’s Chief Executive Officer commented, “It was another good quarter for us and we maintain our focus on deploying capital. Transaction flow remains active with many attractive opportunities despite cap rate compression. We are aggressively pursuing our pipeline and broadening our capacity to source and close transactions.”

Getty Realty Corp.’s Third Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, October  27, 2010 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 325-4789 five to ten minutes before the scheduled start time and reference pass code 1242982. If you cannot participate in the live event, a replay will be available on October 27, 2010 beginning at 12:00 noon Eastern Time through noon Eastern Time, October 30, 2010. To access the replay, please dial (719) 457-0820 and reference pass code 1242982.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,060 properties nationwide.

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENTS OF THE CHIEF EXECUTIVE OFFICER RELATING TO THE COMPANY’S FOCUS ON DEPLOYING CAPITAL AND ACQUIRING PROPERTIES. INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2010	2009
Assets:

Real Estate:
Land	$253,429	$252,083
Buildings and improvements	251,349	251,791
	504,778	503,874
Less – accumulated depreciation and amortization	(142,103)	(136,669)
Real estate, net	362,675	367,205

Net investment in direct financing lease	20,464	19,156
Deferred rent receivable (net of allowance of $8,461 as of September 30, 2010 and $9,389 as of December 31, 2009)	27,679	27,481
Cash and cash equivalents	3,587	3,050
Recoveries from state underground storage tank funds, net	4,136	3,882
Mortgages and accounts receivable, net	2,111	2,402
Prepaid expenses and other assets	7,456	9,696
Total assets	$428,108	$432,872

Liabilities and Shareholders' Equity:

Borrowings under credit line	$38,700	$151,200
Term loan	23,785	24,370
Environmental remediation costs	16,953	16,527
Dividends payable	14,429	11,805
Accounts payable and accrued expenses	18,065	21,301
Total liabilities	111,932	225,203
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 29,941,576 at September 30, 2010 and 24,766,376 at December 31, 2009	299	248
Paid-in capital	367,965	259,459
Dividends paid in excess of earnings	(50,357)	(49,045)
Accumulated other comprehensive loss	(1,731)	(2,993)
Total shareholders' equity	316,176	207,669
Total liabilities and shareholders' equity	$428,108	$432,872

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues from rental properties	$21,981	$20,755	$66,164	$61,908

Operating expenses:
Rental property expenses	2,164	2,623	7,702	8,163
Impairment charges	-	-	-	1,069
Environmental expenses, net	993	2,044	3,880	5,671
General and administrative expenses	1,806	1,748	5,964	5,102
Depreciation and amortization expense	2,406	2,634	7,203	7,863
Total operating expenses	7,369	9,049	24,749	27,868
Operating income	14,612	11,706	41,415	34,040

Other income, net	35	157	209	406
Interest expense	(1,116)	(1,195)	(3,932)	(3,632)
Earnings from continuing operations	13,531	10,668	37,692	30,814

Discontinued operations:
Earnings (loss) from operating activities	(195)	(11)	(130)	81
Gains from dispositions of real estate	15	1,528	1,653	4,823
Earnings (loss) from discontinued operations	(180)	1,517	1,523	4,904
Net earnings	$13,351	$12,185	$39,215	$35,718

Basic and diluted earnings (loss) per common share:
Earnings from continuing operations	$.45	$.43	$1.38	$1.24
Earnings (loss) from discontinued operations	$(.01)	$.06	$.06	$.20
Net earnings	$.45	$.49	$1.44	$1.44

Weighted-average shares outstanding:
Basic	29,942	24,766	27,286	24,766
Stock options and restricted stock units	2	1	2	-
Diluted	29,944	24,767	27,288	24,766

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net earnings	$13,351	$12,185	$39,215	$35,718

Depreciation and amortization of real estate assets	2,406	2,696	7,210	8,049
Gains from dispositions of real estate	(15)	(1,515)	(1,653)	(4,863)
Funds from operations	15,742	13,366	44,772	38,904
Revenue recognition adjustments	(293)	(461)	(952)	(1,010)
Impairment charges	-	-	-	1,069
Adjusted funds from operations	$15,449	$12,905	$43,820	$38,963

Diluted per share amounts:
Earnings per share	$.45	$.49	$1.44	$1.44
Funds from operations per share	$.53	$.54	$1.64	$1.57
Adjusted funds from operations per share	$.52	$.52	$1.61	$1.57

Diluted weighted average shares outstanding	29,944	24,767	27,288	24,766

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations), extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties (collectively the “Revenue Recognition Adjustments”), as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Getty’s rental operating expenses (exclusive of impairment charges); and (v) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact                  Thomas J. Stirnweis
(516) 478-5403